                                                                     Exhibit 4.1

                   STATEMENT OF RESOLUTION ESTABLISHING SERIES
                                       OF
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                   DYNEGY INC.

     Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), the undersigned corporation hereby makes the following statement:

                                   ARTICLE I.

     The name of the corporation is Dynegy Inc. (the "Corporation").

                                  ARTICLE II.

     The Board of Directors of the Corporation (the "Board") on July 31, 2003, duly adopted the following resolution establishing and designating a series of preferred stock of the Corporation and fixing and determining the relative rights and preferences thereof:

     RESOLVED, that pursuant to the authority vested in the Board by Article 4, Paragraph 2B. of the Corporation's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), to consist of 16,000,000 shares, no par value per share, of which the preferences and relative and other rights, and the qualifications, limitations, and restrictions thereof will be, in addition to those set forth in the Articles of Incorporation, as follows:

     1. CERTAIN DEFINITIONS. (a) Unless otherwise stated herein or the context otherwise requires, the terms defined in this Section 1 have the following meanings:

     "Articles of Incorporation" is defined in the preamble to this Article II.

     "Board" is defined in the preamble to this Article II.

     "Cash Amount" is defined in Section 5(c)(iii)(C).

     "Cash Settlement Averaging Period" is defined in Section 5(c)(iii).

     "Cash Settlement Notice Period" is defined in Section 5(c)(iii).

     "Change of Control" means, any event or series of events by which:

          (a) any "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) ChevronTexaco and/or any of its Affiliates) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more (excluding securities acquired by such "person" or "group" directly or indirectly in one or more related transactions from ChevronTexaco and/or any of its Affiliates) or 50% or more (including securities acquired by such "person" or "group" directly or indirectly in one or more related transactions from ChevronTexaco and/or any of its Affiliates) of the equity securities of the Corporation entitled to vote for members of the Board or equivalent governing body of the Corporation on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

          (b) Continuing Directors cease for any reason to constitute a majority of the Board; or

          (c) all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as whole, are sold, leased or otherwise transferred to any Person (other than the Corporation or one or more of the Corporation's Subsidiaries).

     "Change of Control Offer" is defined in Section 6(b).

     "Change of Control Payment" is defined in Section 6(b).

     "Change of Control Payment Date" is defined in Section 6(b)(ii).

     "ChevronTexaco" means ChevronTexaco Corporation, a Delaware corporation.

     "Class A Common Stock" means all shares now or hereafter authorized of Class A Common Stock, no par value per share, of the Corporation.

     "Class B Common Stock" means all shares now or hereafter authorized of Class B Common Stock, no par value, of the Corporation.

     "Closing Price" means, with respect to any security on any day, the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case as quoted on the New York Stock Exchange or, if such security is not quoted or listed or admitted to trading on such New York Stock Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York

Stock Exchange member firm selected from time to time by the Board for that purpose, or a price determined in good faith by the Board.

     "Common Stock" means all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

     "Compound Dividends" is defined in Section 2(c)(ii).

     "Continuing Directors" means, as of any date of determination, any member of the Board who: (x) was a member of the Board on the Issue Date, or (y) was appointed, elected or nominated for election to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of the relevant appointment, nomination or election.

     "Conversion Date" is defined in Section 5(c).

     "Conversion Obligation" is defined in Section 5(c)(iii).

     "Conversion Price" means the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series C Preferred Stock, subject to adjustment in accordance with the provisions of Section 5.

     "Corporation" is defined in Article I.

     "Cross-Over Date" means the first to occur of (i) the eighteenth (18) month anniversary of the Issue Date and (ii) the date which is 120 days after the date on which the Corporation shall have completed one or more public or private sales of Qualified Capital Stock, or rights, warrants or options therefor, or securities convertible into Qualified Capital Stock, resulting in an aggregate amount of gross proceeds of at least $250 million (measured with reference to such sales which are consummated subsequent to the Issue Date).

     "Deferral Period Event" shall occur when an Extended Dividend Period shall have reached ten (10) Dividend Periods without the Deferred Dividend which gave rise to such Extended Dividend Period having been paid (determined taking into account the provisions of Section 2(f)) in full not later than the last day of such Extended Dividend Period.

     "Deferred Dividend" is defined in Section 2(f).

     "Disqualified Capital Stock" means any class or series of capital stock of the Corporation that is required to be redeemed or is redeemable at the option of the holder of such class or series at any time on or prior to the anniversary of the Issue Date which falls in 2013.

     "Distributed Assets or Notes" is defined in Section 5(e)(iv).

     "Dividend Payment Date" means each of the semi-annual dates as follows: the First Dividend Payment Date and each anniversary thereafter of the Issue Date and the First Dividend Payment Date.

     "Dividend Period" means the semi-annual period between consecutive Dividend Payment Dates.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time. Reference to a particular section of, or rule or regulation under, the Exchange Act shall include a reference to the comparable section, rule or regulation, if any, and as the case may be, of or under the successor Federal statute.

     "Extended Dividend Period" is defined in Section 2(f).

     "Extended Dividend Payment Date" is defined in Section 2(f).

     "Final Redemption Date" is defined in Section 4(f).

     "First Dividend Payment Date" means the date that is six months from the Issue Date.

     "Forced Conversion Notice" is defined in Section 5(a)(ii).

     "IBCA" is defined in the introductory paragraph of this statement of resolution.

     "Issue Date" means the date on which shares of Series C Preferred Stock are first issued by the Corporation.

     "Junior Stock" means, for purposes of Section 2, the Common Stock and any other class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period, unless all dividends required to have been paid or declared and set apart for payment on the Series C Preferred Stock have been paid or declared and set apart for payment and, for purposes of Section 3, the Common Stock and any class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation until the Series C Preferred Stock have received the entire amount to which such stock is entitled upon such liquidation, dissolution, or winding up.

     "Liquidation Date" is defined in Section 3.

     "Liquidation Value" means, as of any date, $50.00 per share of Series C Preferred Stock (as adjusted for stock dividends, combinations or splits with respect to such shares), plus any accrued but unpaid dividends (including Compound Dividends, if any) thereon through such date.

     "Mandatory Conversion" is defined in Section 5(a)(ii).

     "Mandatory Redemption Date" is defined in Section 4(a).

     "NYSE Requirements" means the rules and regulations of the New York Stock Exchange applicable to the Corporation as a listed company thereon.

     "Optional Conversion" is defined in Section 5(a)(i).

     "Original Issuance Price" means $50.00 per share of Series C Preferred Stock (as adjusted for stock dividends, combinations or splits with respects to such shares).

     "Parity Stock" means, for purposes of Section 2, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series C Preferred Stock and, for purposes of Section 3, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation on a parity with the Series C Preferred Stock.

     "Paying Agent" is defined in Section 6(b)(v).

     "Qualified Capital Stock" means all shares of capital stock of the Corporation that is not Disqualified Capital Stock.

     "Record Date" means the 15th day next preceding a Dividend Payment Date, or such other date as may be designated by the Board.

     "Redemption Agent" is defined in Section 4(e).

     "Redemption Date" is defined in Section 4(d).

     "Redemption Price" means $50.00 per share of Series C Preferred Stock, plus any accrued but unpaid dividends (including Compound Dividends, if any) thereon through the Redemption Date.

     "Senior Stock" means for purposes of Section 2, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series C Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 3, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series C Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation.

     "Series C Preferred Stock" is defined in the preamble to this Article II.

     "Subsidiary" of any Person means (x) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total outstanding voting power entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (y) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (x) and
(y), at the time owned or controlled, directly or indirectly, by (1) such

Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

     "Trading Day" shall mean (x) if the applicable security is quoted or listed or admitted for trading on the New York Stock Exchange or another national securities exchange or quotation system, a day on which the New York Stock Exchange or such other national securities exchange or quotation system is open for business or (y) if the applicable security is not so quoted, listed or admitted for trading, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     (b) The following terms have the respective meanings specified in the indicated provision of Articles of Incorporation:

          .    Affiliate Art. 4; Para. 2(C).3(d)(ii); and

          .    Person Art. 4; Para. 2(C).3(d)(ii).

     2. DIVIDENDS.

          (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of Series C Preferred Stock are entitled to receive, out of funds legally available for such purpose, cash dividends at the rate of $2.75 per annum per share of Series C Preferred Stock, and (subject to Sections 2(c) and 2(e)) no more. Such dividends are cumulative from the Issue Date and are payable semi-annually, in arrears, when and as declared by the Board on each Dividend Payment Date commencing on the first Dividend Payment Date after the Issue Date (subject to the rights of the Corporation pursuant to Section 2(f)). Each such dividend will be paid to the holders of record of the Series C Preferred Stock as their names appear on the share register of the Corporation on the Record Date immediately preceding such Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as may be fixed by the Board.

          (b) If full cash dividends, as provided for in Sections 2(a), 2(c)(ii) and 2(e), are not paid or made available to the holders of all outstanding shares of Series C Preferred Stock and any Parity Stock, and funds available are insufficient to permit such payment to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series C Preferred Stock and any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid to the holders of the Series C Preferred Stock will cumulate as provided in Section 2(c).

          (c) (i) If, on any Dividend Payment Date, the holders of the Series C Preferred Stock do not receive the full dividends provided for in Sections 2(a), 2(c)(ii) and 2(e), then such dividends will cumulate, whether or not the Corporation has earnings and/or profits, whether or not there are funds legally available for payment of such dividends, and whether or not such dividends are declared.

          (ii) During any periods when there are Deferred Dividends outstanding, the holders of the Series C Preferred Stock shall be entitled to receive additional dividends (payable only as and when the accumulated dividends may become payable) at the rate of 5.5% per annum (or at the rate of 10.0% per annum for any Deferred Dividends outstanding after the Corporation's failure to obtain the shareholders' approval set forth in Section 5(l)) on the aggregate amount of Deferred Dividends outstanding during such period, accruing semi-annually as of each regular Dividend Payment Date ("Compound Dividends").

          (d) So long as any shares of Series C Preferred Stock are outstanding, the Corporation will not, unless all dividends to which the holders of Series C Preferred Stock are entitled for all previous Dividend Periods have been paid or declared and a sum of money sufficient for the payment thereof set apart, (i) declare or pay on any Junior Stock any dividend or distribution whatsoever, whether in cash, property, or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), (ii) purchase or redeem any Junior Stock, or (iii) pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock.

          (e) In the event that, on or prior to the first anniversary of the Issue Date, the Series C Preferred Stock shall not have become convertible (i.e., that the limitation on conversion described in Section 5(l) remains in effect), then, from and after the first anniversary of the Issue Date, the dividend rate per share of Series C Preferred Stock otherwise applicable pursuant to Section 2(a) shall be increased to the rate of $5.00 per annum from $2.75 per annum, and shall remain at such increased level for so long as the Series C Preferred Stock shall not be convertible as aforesaid; provided, however, that at such time as the Series C Preferred Stock shall become convertible (i.e., that the limitation on conversion described in Section 5(l) is no longer in effect) the dividend rate shall revert back to the rate otherwise applicable pursuant to Section 2(a).

          (f) Notwithstanding that funds are legally available for the purpose of paying cash dividends to the holders of Series C Preferred Stock, the Corporation may elect to defer payment of cash dividends on the Series C Preferred Stock for up to ten (10) consecutive Dividend Periods provided, that no deferral pursuant to this sentence may (A) extend beyond the Mandatory Redemption Date or (B) end on a date other than a regular Dividend Payment Date. Irrespective of the reason that a regular dividend is not paid on a regular Dividend Payment Date, in the event that the full regular dividend is not paid on a Dividend Payment Date (a "Deferred Dividend"), then such Dividend Payment Date shall commence an extended Dividend Period (an "Extended Dividend Period") that will continue until the earlier of (I) the Deferred Dividend shall have been paid in cash or
     (II) the Deferred Dividend shall not have been declared and paid in full by the tenth (10th) regular Dividend Payment Date next following the Dividend Payment Date on which the Deferred Dividend was originally scheduled to be paid. For purposes of determining whether or not an Extended Dividend Period has ended, unless all dividends (including Compound Dividends) to which the holders of the Series C Preferred Stock are entitled for all previous Dividend Periods have been, or are simultaneously, paid or declared and a sum of money sufficient for payment thereof set apart, in the event that dividends are unpaid for more than one regular Dividend Period, any payment of cash dividends shall (irrespective of any action or statement of the Corporation or its Board to the contrary) be deemed to have been payment of unpaid regular dividends (including Compound Dividends) for previous Dividend Periods in reverse order of maturity. Prior to the end of an Extended Dividend Period, the Corporation may pay all or any portion of the accumulated dividends in the Series C Preferred Stock on any Extended Dividend Payment Date to holders of record on the regular Record Date for such Dividend Payment Date or from time to time extend such period; provided that such Extended Dividend Period, including such extension and all such further extensions thereof, shall not exceed ten (10) consecutive semi-annual Dividend Periods. Upon the termination of any Dividend Payment Period and upon the payment of all accumulated dividends, together with Compound Dividends, the Corporation may elect to begin a new Extended Dividend Period, subject to the foregoing requirements. No dividends shall be due and payable during an Extended Dividend Period, except on the last day thereof (an "Extended Dividend Payment Date"). On any Extended Dividend Payment Date, the Corporation shall pay all accumulated dividends (including any Compound Dividends) which shall be payable to the holders of the Series C Preferred Stock in whose names the Series C Preferred Stock are registered in the Series C Preferred Stock Register on the last Record Date prior to such Extended Dividend Payment Date.

          (g) The Corporation shall give the holders of the Series C Preferred Stock written notice of its election to commence an Extended Dividend Period at least five business days prior to the earlier of (i) the Record Date with respect to the next succeeding Dividend Payment Date or (ii) the date the Corporation is required to give notice of the record or payment date of such dividend payment to any national stock exchange or other self-regulatory organization on which the Series C Preferred Stock is listed or quoted or to holders of the Series C Preferred Stock. The Dividend Period in which any notice is given pursuant to this Section 2(g) shall be counted as one of the Dividend Periods permitted in determining the maximum Extended Dividend Period permitted under Section 2(f).

     3. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distributions or payments are made to the holders of Junior Stock, the holders of the Series C Preferred Stock will be entitled to be paid the Liquidation Value of all outstanding shares of Series C Preferred Stock, as of the date of such liquidation or dissolution or such other winding up (the "Liquidation Date"), and no more, in cash or in property at its fair value as determined by the Board, or both, at the election of the Board. If such payment is made in full to the holders of the Series C Preferred Stock, and if payment is made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders will be entitled, the remaining assets and funds of the Corporation will be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution, or other winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series C Preferred Stock and any Parity Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series C Preferred Stock and any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another entity or entities nor the sale of all or substantially all of the assets of the Corporation to any person or persons will be deemed a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of this Section 3, unless such consolidation, merger, or sale of assets is in connection with the complete liquidation, dissolution, or winding up of the affairs of the Corporation.

     4. REDEMPTION BY THE CORPORATION.

          (a) The Corporation shall redeem all, and not less than all, of the then outstanding shares of Series C Preferred Stock at the Redemption Price on the Mandatory Redemption Date that have not been converted pursuant to
     Section 5. The "Mandatory Redemption Date" is the earlier to occur of (i) the anniversary of the Issue Date occurring in 2033 and (ii) a Deferral Period Event.

          (b) Except for any mandatory redemption pursuant to Section 4(a), the Series C Preferred Stock may not be redeemed by the Corporation, in whole or in part, prior to the tenth (10th) anniversary of the Issue Date. On and after the tenth (10th) anniversary of the Issue Date, the Series C Preferred Stock may be redeemed by the Corporation at any time and from time to time, in whole or in part, at the option of the Corporation, at the Redemption Price.

          (c) If less than all of the outstanding shares of the Series C Preferred Stock are to be redeemed by the Corporation, such shares will be redeemed pro rata as determined by the Board in its sole discretion.

          (d) Notice of each proposed redemption of the Series C Preferred Stock will be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to holders of record of the shares of Series C Preferred Stock to be redeemed at such holders' addresses as they appear on the records of the Corporation, not less than 30 days or more than 60 days prior to the date fixed for redemption by the Corporation (the "Redemption Date") (i) notifying such holders of the redemption of such shares of Series C Preferred Stock and the Redemption Date, (ii) stating the date on which such shares of Series C Preferred Stock cease to be convertible and the Conversion Price, (iii) stating the place or places at which such shares of Series C Preferred Stock called for redemption will, upon presentation and surrender of the certificate or certificates evidencing such shares, be redeemed and the Redemption Price, and (iv) stating the name and address of the Redemption Agent selected in accordance with
     Section 4(e).

          (e) The Corporation may (i) act as the redemption agent or (ii) appoint as its agent, for the purpose of acting as the Corporation's redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Corporation or such appointed bank or trust company is hereinafter referred to as the "Redemption Agent." Following such appointment, if any, and prior to any redemption, the Corporation will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause a notice of redemption to be duly mailed in accordance with Section 4(d), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the redemption will be deposited with the Redemption Agent, in trust, at least two business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series C Preferred Stock called for redemption. Neither failure to mail any such notice to one or more holders of Series C Preferred Stock nor any defect in any notice will affect the sufficiency of the proceedings for redemption as to other holders of Series C Preferred Stock.

          (f) If notice of redemption is given in accordance with Section 4(d) and the Corporation is not in default in the payment of the Redemption Price, then each holder of shares of Series C Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date. If the Corporation defaults in making payment on the Redemption Date, then each holder of the shares of Series C Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the date when the Corporation makes payment to the holders of the Series C Preferred Stock (the "Final Redemption Date"). From and after the Redemption Date, the shares of Series C Preferred Stock called for redemption will no longer be deemed to be outstanding and all rights of the holders of such shares of Series C Preferred Stock will cease and terminate, except the right of the holders of such shares of Series C Preferred Stock, upon surrender of the certificate or certificates therefor, to receive the Redemption Price. The deposit of monies in trust with the Redemption Agent by the Corporation will be irrevocable, except that the Corporation will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series C Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of one year from the Redemption Date (or the Final Redemption Date, as applicable) will be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares of Series C Preferred Stock entitled to the funds so repaid to the Corporation will look only to the Corporation for payment of the Redemption Price, without interest.

     5. CONVERSION. The Series C Preferred Stock will be convertible into Common Stock as follows:

          (a) (i) Conversion at Option of Holder. Subject to and upon compliance with the provisions of this Section 5 (including, but without limitation, Section 5(l)), the holder of any shares of Series C Preferred Stock will have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series C Preferred Stock into fully paid and nonassessable shares of Class A Common Stock at the Conversion Price in effect on the Conversion Date (an "Optional Conversion"); provided, however, no right of conversion afforded by this Section 5(a)(i) may be exercised unless the Closing Price of the Class A Common Stock for each of the 20 Trading Days immediately prior to the proposed Conversion Date is at least 100% of the Conversion Price in effect on the proposed Conversion Date. Each share of Series C Preferred Stock to be converted pursuant to this Section 5(a)(i) will be converted into a number of shares of Class A Common Stock determined by dividing (A) the Original Issuance Price by (B) the Conversion Price in effect on the Conversion Date. With respect to any share of Series C Preferred Stock called for redemption, the right of conversion described in this Section 5(a)(i) will terminate at the close of business on the day prior to the Redemption Date or, if the Corporation defaults in the payment of the Redemption Price, at the close of business on the day prior to the Final Redemption Date.

               (ii) Mandatory Conversion. Subject to the limitations set forth in Section 5(l) below, on or after the third anniversary of the Cross-Over Date, the Corporation may, by giving notice to the holders of Series C Preferred Stock (the "Forced Conversion Notice"), convert each share of Series C Preferred Stock (the "Mandatory Conversion") into the number of shares of Common Stock determined by dividing (A) the Original Issuance Price per share of Series C Preferred Stock by (B) the Conversion Price in effect on the Conversion Date; provided, however, that this right to compel Mandatory Conversion shall only be exercisable if: (I) the Closing Price of a share of Class A Common Stock exceeds 130% of the Conversion Price in effect on the Conversion Date (relating to the Mandatory Conversion) for at least 20 Trading Days within the 30 consecutive Trading Days immediately prior to the delivery by the Corporation of the Forced Conversion Notice (including the last Trading Day of such period); and, (II) simultaneously with the Mandatory Conversion, holders of such Series C Preferred Stock shall receive a dividend payment of cash, shares of Common Stock, or any combination thereof, as the Corporation determines in its sole discretion, in an amount equal to any accrued and unpaid dividends on the Series C Preferred Stock as of the applicable Conversion Date (other than previously declared dividends on the Series C Preferred Stock payable to a holder of record as of a prior date), whether or not declared, out of legally available assets of the Corporation. To the extent that the Corporation pays some or all of such dividend in shares of Common Stock, the number of shares of Common Stock issuable to a holder in respect of such accrued and unpaid dividends shall equal (x) the amount of accrued and unpaid dividends on the Series C Preferred Stock on the applicable Conversion Date that the Corporation shall have determined to pay in shares of Common Stock divided by (y) the average of the Closing Price of shares of Class A Common Stock for the 5 Trading Days next preceding the applicable Conversion Date.

          (b) Conversion Price. The Conversion Price at which shares of Class A Common Stock will initially be issuable upon conversion of the shares of Series C Preferred Stock will be $5.78. The Conversion Price will be subject to adjustment as set forth in Section 5(e). No dividends will accrue or be paid on Series C Preferred Stock subsequent to conversion.

          (c) Mechanics of Conversion. (i) In the case of an Optional Conversion, the holder of any shares of Series C Preferred Stock shall exercise the conversion right by surrendering to the Corporation or the transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion will be deemed to have been effected on the date when delivery is made of notice of an election to convert and the certificate or certificates evidencing the Series C Preferred Stock shares to be converted and such date shall be the "Conversion Date."

          (ii) In the case of a Mandatory Conversion, the conversion shall be deemed to have been effective as of the date the Forced Conversion Notice is given by the Corporation and such date shall be the "Conversion Date," and the holders of the Series C Preferred Stock shall promptly thereafter surrender their certificates evidencing their ownership of Series C Preferred Stock.

          (iii) Notwithstanding anything herein to the contrary, the Corporation may elect to satisfy all or any portion of its conversion obligation to a holder of shares of Series C Preferred Stock, whether arising pursuant to an Optional Conversion or a Mandatory Conversion (the "Conversion Obligation"), in cash or a combination of cash and Class A Common Stock. The Corporation will notify such holder of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the Conversion Obligation or as a fixed dollar amount), in the case of an Optional Conversion, at any time on or before the date that is three business days following receipt of the written notice of conversion from the holder (such period, the "Cash Settlement Notice Period"), or, in the case of a Mandatory Conversion, in the Forced Conversion Notice. Settlement (in cash and/or shares) will occur on the business day following the final day of the five (5) Trading Day period beginning on, in the case of an Optional Conversion, the day after the final day of the Cash Settlement Notice Period, or, in the case of a Mandatory Conversion, the day after the date of the Forced Conversion Notice (the "Cash Settlement Averaging Period"). Settlement amounts will be computed as follows:

                    (A) if the Corporation elects to satisfy the entire Conversion Obligation in shares of Class A Common Stock, the Corporation will deliver to such holder a number of full shares of Class A Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Class A Common Stock as provided in Section 5(d);

                    (B) if the Corporation elects to satisfy the entire Conversion Obligation in cash, the Corporation will deliver to such holder cash in an amount equal to the product of: (1) the number of full and fractional shares of Class A Common Stock to which such holder is entitled, and (2) the average Closing Price of the Class A Common Stock during the Cash Settlement Averaging Period; and

                    (C) if the Corporation elects to satisfy a fixed portion (other than 100%) of the Conversion Obligation in cash, the Corporation will deliver to such holder such cash amount ("Cash Amount") and a number of shares of Class A Common Stock equal to the greater of (1) one and (2) the excess, if any, of the number of shares calculated as set forth in clause (A) above (assuming for purposes of this calculation that the Corporation had elected to satisfy the entire Conversion Obligation in shares of Class A Common Stock) over the number of shares obtaining by dividing (x) the Cash Amount by (y) the average Closing Price of the Class A Common Stock during the Cash Settlement Average Period.

          (iv) Subject to the provisions of Section 5(e)(vi), the person in whose name the certificate or certificates for shares of Class A Common Stock are to be issued, if any, will be deemed to have become a holder of record of such Class A Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series C Preferred Stock surrendered for conversion, the Corporation will issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered. Notwithstanding anything herein to the contrary, the Corporation will not be obligated to issue to any such holder the certificate or certificates evidencing the shares of Class A Common Stock issuable upon such conversion or deliver cash in lieu thereof, unless the certificate or certificates evidencing the shares of Series C Preferred Stock are either delivered to the Corporation or the transfer agent of the Corporation.

          (d) Fractional Shares. No fractional shares of Class A Common Stock or scrip will be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered. Instead of any fractional shares of Class A Common Stock which would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest based on the fair market value of the Class A Common Stock determined by the Corporation in its sole discretion.

          (e) Conversion Price Adjustments. The Conversion Price will be subject to adjustment from time to time as follows:

          (i) Stock Dividends, Subdivisions, Combinations, or Reclassifications. In case the Corporation shall (A) pay a dividend, or make a distribution, exclusively in shares of its capital stock on the Class A Common Stock; (B) subdivide or split its outstanding Class A Common Stock into a greater number of shares; (C) combine or reclassify its outstanding Class A Common Stock into a smaller number of shares; or (D) issue by reclassification of the shares of Class A Common Stock any shares of the Corporation's capital stock, the Conversion Price in effect immediately prior to the record date or effective date, as the case may be, for the adjustment pursuant to this
     Section 5(e)(i) as described below, shall be proportionately adjusted so that the holder of any Series C Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series C Preferred Stock been converted immediately prior to such record date or effective date, as the case may be. An adjustment made pursuant to this Section 5(e)(i) shall become effective immediately after the applicable record date in the case of a dividend or distribution and shall become effective immediately after the applicable effective date in the case of subdivision, combination or reclassification of the Class A Common Stock. If any dividend or distribution of the type described in clause (A) above is not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

          (ii) Rights or Warrant Offerings. In case the Corporation shall issue rights or warrants to all holders of the Class A Common Stock entitling them (for a period expiring within 60 days after the date of issuance of such rights or warrants) to subscribe for or purchase Class A Common Stock at a price per share less than the Closing Price of Class A Common Stock on the record date fixed for determination of shareholders entitled to receive such rights or warrants, the Conversion Price in effect immediately after such record date shall be adjusted so that the same shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately after such record date by a fraction of which (i) the numerator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Closing Price of Class A Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex date for such issuance of rights or warrants, and (ii) the denominator shall be the number of shares of Class A Common Stock outstanding on such record date plus the number of additional shares of Class A Common Stock offered for subscription or purchase. Such adjustment shall be made successively whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Class A Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Class A Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such Closing Price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board.

          (iii) Extraordinary Cash Dividends. In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Class A Common Stock cash (excluding (x) any quarterly cash dividend on the Class A Common Stock for any fiscal quarter to the extent that the aggregate cash dividend per share of Class A Common

     Stock in such fiscal quarter does not exceed the greater of (A) the amount per share of Class A Common Stock of the next preceding quarterly cash dividend on the Class A Common Stock to the extent that such preceding quarterly dividend did not require any adjustment of the Conversion Price pursuant to this Section 5(e)(iii) (as adjusted to reflect subdivisions or combinations of the Class A Common Stock), and (B) 10% of the arithmetic average of the Closing Price per share on ten (10) Trading Days prior to the date of declaration of such dividend or distribution, and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary), then, in such case, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Class A Common Stock entitled to receive such dividend or distribution shall be adjusted so that the same shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately before such record date by a fraction,

                         (a) the numerator of which shall be the Closing Price
               per share on such record date; and

                         (b) the denominator of which shall be the Closing Price
               per share on such record date plus the amount of cash so distributed (and not excluded as provided in this section) applicable to one share of the Class A Common Stock,

     such adjustment to be effective immediately prior to the opening of business on the day following such record date, provided that if the portion of the cash so distributed applicable to one share of Class A Common Stock is equal to or greater than the Closing Price on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series C Preferred Stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Series C Preferred Stock on such record date. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared. If any adjustment is required by this Section 5(e)(iii) as a result of a distribution that is a quarterly dividend, such adjustment shall be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant hereto. If an adjustment is required to be made as set forth in this
     Section 5(e)(iii) above as a result of a distribution that is not a quarterly dividend, such adjustment shall be based upon the full amount of the distribution.

          (iv) Other Distributions. In case the Corporation shall, by dividend or otherwise, distribute to all holders of Class A Common Stock any non-cash assets, debt securities, shares of capital stock of any class or series, or other securities (excluding any dividend, distribution or issuance covered by those referred to in Section 5(e)(i), 5(e)(ii) or 5(e)(iii) hereof or in connection with a voluntary or involuntary liquidation, dissolution or winding up of the Corporation) (any of the foregoing hereinafter in this Section 5(e)(iv) called the "Distributed Assets or Notes"), then (unless the Corporation elects to reserve any such Distributed Assets or Notes for distribution to the holders of shares of Series C Preferred Stock upon the conversion of the shares of Series C Preferred Stock so that any such holder upon conversion will receive the amount and kind of such Distributed Assets or Notes which such holder would have received if such holder had converted its shares of Series C Preferred Stock immediately prior to the record date fixed for the determination of holders of Class A Common Stock entitled to receive such dividend or distribution) the Conversion Price shall be adjusted so that the same shall equal the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Class A Common Stock entitled to receive such dividend or distribution by a fraction of which (A) the numerator shall be the Closing Price per share of the Class A Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex date for such dividend or distribution, and (B) the denominator shall be (1) the Closing Price per share of the Class A Common Stock on the earlier of such record date or the Trading Day immediately preceding the ex date for such dividend or distribution plus (2) the fair market value on the earlier of such record date or the Trading Day immediately preceding the ex date for such dividend or distribution (as determined in good faith by the Board) of the Distributed Assets or Notes so distributed applicable to one share of Class A Common Stock. Such adjustment shall become effective immediately after such record date. In the event that such distribution is not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such distribution had not been declared.

          (v) Rounding of Calculations; Minimum Adjustment. All calculations under this Section 5(e) will be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price will be made if the amount of such adjustment would be less than $0.05, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.05 or more.

          (vi) Timing of Issuance of Additional Class A Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 5(e) requires that an adjustment be made in connection with any event, the Corporation may defer, until the occurrence of such event, (A) issuing to the holder of any share of Series C Preferred Stock converted after the relevant record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Class A Common Stock pursuant to Section 5(d); provided, however, that the Corporation upon request will deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

          (f) Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as provided in Section 5(e), the Corporation will file, at the office of any transfer agent for the Series C Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect after such adjustment, and the Corporation will also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series C Preferred Stock at such holders address appearing on the Corporation's records. Each such statement will be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of
     Section 6(c).

          (g) Conditional Conversion. If it is proposed that a registration of Class A Common Stock is intended to be filed, except on Form S-4 or S-8 (or any successor forms), which includes the secondary registration on behalf of holders of Class A Common Stock generally, the Corporation will notify the holders of Series C Preferred Stock of such proposed registration and such holders may conditionally exercise their right to convert any or all of such shares of Series C Preferred Stock so held in accordance with this
     Section 5 and participate in such proposed registration in accordance with the registration rights granted to such holder by the Corporation, if any. If such registration is not declared effective or is withdrawn, any conditional exercise pursuant to this Section 5(g) will be null and void ab initio. Only the number of shares of Class A Common Stock conditionally converted pursuant to this Section 5(g) that are actually sold under an effective registration statement will be deemed converted pursuant to
     Section 5(a) and the conditional conversion of such shares will be null and void ab initio upon the termination of the offering under such registration statement.

          (h) Costs. The Corporation will pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Class A Common Stock upon conversion of any shares of Series C Preferred Stock; provided, however, that the Corporation will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

          (i) Reservation of Shares. The Corporation will reserve at all times so long as any shares of Series C Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

          (j) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series C Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof, and the Corporation will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

          (k) Automatic Conversion into Class B Common Stock in Certain Circumstances. All shares of Class A Common Stock which may be issued upon conversion of the Series C Preferred Stock are subject to automatic conversion into Shares of Class B Common Stock in the circumstances and with the effects specified in Article 4, Paragraphs 2C.(3)(d) and (e) of the Articles of Incorporation.

          (l) Shareholder Approval. Notwithstanding anything to the contrary contained herein, conversion of the Series C Preferred Stock may not occur unless and until either (i) the shareholders shall have, in accordance with the IBCA and NYSE Requirements, approved the issuance of shares of Common Stock into which the Series C Preferred Stock is convertible or (ii) (A) the Board (on advice of counsel) shall have determined that shareholder approval is not required by either the IBCA or NYSE Requirements in connection with such conversion, (B) representatives of the New York Stock Exchange shall have affirmatively agreed with the such determination, and
     (C) notice of such determination (accompanied by written advice of counsel addressed to the holders of Series C Preferred Stock as well as evidence of the agreement of the New York Stock Exchange) shall have been given to all holders of the Series C Preferred Stock.

     6. CORPORATE EVENTS.

          (a) Merger. In case of (i) any reclassification or change of outstanding shares of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with one or more other corporations (other than any consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock issuable upon conversion of the Series C Preferred Stock), (iii) any sale or conveyance to another corporation or other entity of all or substantially all of the property of the Corporation, or (iv) any other transaction which would constitute a Change of Control of the Corporation, then the Corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of the Series C Preferred Stock then outstanding shall have the right thereafter, to convert such share of the Series C Preferred Stock into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, reclassification, change or conveyance by a holder of the number of shares of Common Stock into which such share of the Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, reclassification, change or conveyance, subject to such adjustment which shall be as nearly equivalent as may be practicable to the adjustments provided in Section 5(e). The above provisions of this Section 6(a) shall similarly apply to successive consolidations, mergers, conveyances or transfers.

          (b) Offer to Repurchase. In addition to the foregoing, upon the occurrence of a Change of Control, the Corporation shall make an offer (a "Change of Control Offer") to each holder of shares of the Series C Preferred Stock to repurchase all or any part of each such holder's shares of the Series C Preferred Stock at an offer price in cash (the

     "Change of Control Payment") equal to 100% of the Liquidation Value - per share as of the Change of Control Payment Date. The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of the Series C Preferred Stock as a result of a Change of Control, and the Corporation shall not be in violation of this resolution by reason of any act, including any failure to act, required by such rule or other applicable law or regulation.

     Within 25 days following any Change of Control, the Corporation shall mail a notice to each holder of shares of the Series C Preferred Stock stating:

          (i) that the Change of Control Offer is being made pursuant to this
     Section 6 and that all shares of the Series C Preferred Stock tendered will be accepted for payment;

          (ii) the purchase price and the purchase date, which shall be at least 30 but no more than 60 days from the date on which the Corporation mails notice of the Change of Control (the "Change of Control Payment Date");

          (iii) that any shares of the Series C Preferred Stock not tendered will continue to accrue dividends as provided in this resolution;

          (iv) that, unless the Corporation defaults in the payment of the Change of Control Payment, all shares of the Series C Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

          (v) that holders of shares of the Series C Preferred Stock electing to have any shares of the Series C Preferred Stock purchased pursuant to a Change of Control Offer shall be required to surrender the shares of the Series C Preferred Stock to the Corporation or its designated agent (the "Paying Agent") for such purpose, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; and

          (vi) that holders of shares of the Series C Preferred Stock will be entitled to withdraw their election if the Corporation or the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of shares of the Series C Preferred Stock, the number of shares of the Series C Preferred Stock delivered for purchase, and a statement that such holder is withdrawing his election to have such shares purchased.

     On the Change of Control Payment Date, the Corporation shall, to the extent lawful, (x) accept for payment all shares of the Series C Preferred Stock tendered pursuant to the Change of Control Offer, and (y) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of the Series C Preferred Stock so accepted for payment. The Corporation shall promptly mail to each holder of shares of the Series C Preferred Stock so tendered the Change of Control Payment for such shares. The Corporation shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (c) Notice of Record Date. In case at any time or from time to time
     (i) the Corporation shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or (ii) there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases the Corporation shall give at least 20 days' prior written notice (the time of mailing of such notice shall be deemed to be the time of giving thereof) to the registered holders of the Series C Preferred Stock at the addresses of each as shown on the books of the Corporation maintained by the transfer agent thereof of the date on which (A) a record shall be taken for such stock dividend, distribution or subscription rights or (B) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be; provided that, in the case of any transaction to which Section 6(a) applies the Corporation shall give at least 30 days' prior written notice as aforesaid. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Such notice will also set forth such facts as will be reasonably necessary to indicate the effect of such corporate action (to the extent such effect may be known at the date of such notice) on the Conversion Price, if any, under Section 5(a), and the number, kind, or class of shares or other securities or property which will be deliverable upon conversion of shares of Series C Preferred Stock. Failure to give such notice shall not affect the legality or validity of any action so taken.

     7. VOTING RIGHTS. If the holders of shares of Series C Preferred Stock have the right to vote separately as a class pursuant to the IBCA or Section 12 hereof, such holders will be entitled to one vote for each such share so held. In all other cases, the holders of shares of Series C Preferred Stock will not be entitled to vote.

     8. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series C Preferred Stock will not have any preferences or relative, participating, optional, or other special rights, other than those specifically set forth in this Statement of Resolution. The shares of Series C Preferred Stock will have no preemptive or subscription rights.

     9. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

     10. SEVERABILITY OF PROVISIONS. If any right, preference, or limitation of the Series C Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or limitation herein set forth will be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.

     11. STATUS OF REACQUIRED SHARES. Shares of Series C Preferred Stock which have been issued and reacquired in any manner will (upon cancellation by the Corporation and compliance with any applicable provisions of the laws of the State of Illinois) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     12. ISSUANCE OF ADDITIONAL SECURITIES. Nothing contained herein will be deemed to any way prohibit, restrict, or inhibit the ability of the Corporation to designate and/or issue additional securities of any kind, including, without limitation, shares of Parity Stock or Junior Stock; provided that, the Corporation may not designate and/or issue any shares of Senior Stock without the consent of a majority of the shares of Series C Preferred Stock, other than shares of Senior Stock designated and/or issued by the Corporation (i) in connection with a bona fide transaction where the consideration paid for such shares of Senior Stock consists primarily of cash or (ii) in connection with a Board-approved acquisition (whether by stock sale, merger, recapitalization, asset sale or otherwise) of any business or entity by the Corporation where such Senior Stock comprises all or a portion of the purchase price thereof.

     The Corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

Date: August 6, 2003                      DYNEGY INC.


                                          By: /s/ Bruce A. Williamson
                                              ----------------------------------
                                              Name: Bruce A. Williamson
                                              Title: President and CEO


                                          By: /s/ Carol Graebner
                                              ----------------------------------
                                              Name: Carol Graebner
                                              Title: EVP and General Counsel